Exhibit 10.1

OPERATOR RESIGNATION AND TRANSITION AGREEMENT

This Operator Resignation and Transition Agreement (this "Agreement") dated this 29th day of August, 2014, is entered into by and between Henry Resources LLC, a Texas limited liability company ("Operator"), and Callon Petroleum Operating Company, a Delaware corporation ("Purchaser"). Operator and Purchaser are sometimes referred to herein as the "Parties."  This Agreement is entered into in connection with a Purchase and Sale Agreement entered into by and between NAWAB Energy Partners, LP and NAWAB WI, LP, as Sellers, and Callon Petroleum Operating Company, as Purchaser, dated August 29, 2014 (as amended, the "PSA"), a signed copy of which is attached hereto as Annex 3.

ARTICLE 1 DEFINITIONS

1.1 Capitalized Terms.  For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (i) the capitalized terms used herein that are defined in the PSA shall have the meaning given to them in the PSA as attached hereto, (ii) the other capitalized terms used herein shall have the meaning ascribed to them below or  elsewhere in this Agreement.  To the extent that definitions set forth in this Agreement differ, conflict or are otherwise inconsistent with definitions set forth in the PSA, the definitions set forth in this Agreement shall control for purposes of this Agreement. The word "including" (in its various forms) means "including without limitation".

"Affiliate" means, with respect to any Person, a Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, with control in such context meaning the ability to direct the management or policies of a Person through ownership of voting shares or other securities, pursuant to a written agreement, or otherwise.

"Applicable Law" is defined in Section 5.1(a).

"Closing" means the later of (i) date of closing under the PSA so long as Purchaser acquires at least 60% (out of 8/8ths of 100%) of the working interests in the Assets from Sellers at such closing, or (ii) the date as of which Purchaser acquires at least 61.0% (out of 8/8ths of 100%) of the working interests in the Assets from Sellers and others.

"Effective Date" means the date on which Operator receives written notice from Purchaser that (i) the closing of the PSA has occurred and (ii) Purchaser has acquired at least 61.0% (out of 8/8ths of 100%) of the working interests in the Assets from Sellers and others.

"Person" means any individual, corporation, partnership, limited liability company, association, joint stock company, joint venture, unincorporated organization, trust, estate, governmental authority, or any other entity.

"Properties" means the Bohannan Project and Casselman Project, as identified in the applicable Operating Agreements.

"Property Costs" means all operating expenses (including costs of insurance, rentals, shut-in payments, production taxes attributable to production of Hydrocarbons) and capital expenditures (including bonuses, and other lease acquisition costs, costs of drilling and completing wells, and costs of acquiring equipment) incurred in the ownership and operation of the Properties in the ordinary course of business, and overhead costs that may be charged to the Properties under the applicable Operating Agreement and any other cost that may be charged to the Properties under the applicable operating agreement, or otherwise attributable to the ownership or operation of the Properties.

"Operating Agreements" means the Operating Agreement dated August 1, 2006, as amended, with respect to the Bohannon Project, and/or the Operating Agreement dated August 1, 2006, as amended, with respect to the Casselman Project.

"Records" means all lease files, land files, well files, gas and oil sales contract files, gas processing and transportation files, division order files, abstracts, title opinions, land surveys, logs, maps, copies of joint interest billings relating to Purchaser’s assumed expenses and liabilities described in Sections 2.2(iii) and 2.2(iv) of this Agreement, ad valorem tax records (including valuations of the Properties reported to the tax assessor), copies of authorizations for expenditure that are active or open or for which all costs under such authorizations for expenditure have not yet been incurred, Railroad Commission of Texas reports for all periods after April 30, 2014, lease operating statements (“LOS”) for the twelve (12) months preceding the Effective Date, and any records and data required to be delivered to Purchaser pursuant to Article V.B.2 of the Operating Agreements, in each case to the extent owned by and in the possession of Operator and related to the Properties, or used or held for use by Operator in connection with the maintenance or operation thereof.

"Representatives" is defined in Section 4.2.

"Sellers" means NAWAB Energy Partners, LP and NAWAB WI, LP.

"Service Fee" is defined in Section 3.1.

"Services" are defined in Section 4.3.

"Term" is defined in Section 3.2.

ARTICLE 2 RESIGNATION OF OPERATOR

2.1 Resignation of Operator.  Subject to the fulfillment of the provisions of Sections 2.2  and 2.3 and provided Purchaser does not elect, pursuant to ARTICLE 4 for Operator to provide the Services, Operator shall resign as operator of the Properties as of the Effective Date and, use commercially reasonable efforts to (a) assist Purchaser or its designated Affiliate to become the successor operator of the Properties under the applicable Operating Agreement (it being understood and agreed by the Parties hereto that Operator makes no representations or warranties that Purchaser or its designated Affiliate will be become the successor operator of the Properties following Operator’s resignation), including distributing to the working interest owners of the Properties an updated Exhibit A to each Operating Agreement and coordinating a vote of ownership as listed on Exhibit A to each Operating Agreement to elect the successor operator and (b) assist Purchaser in preparing and filing P-4 forms necessary in connection with the foregoing. However, as between Operator and Purchaser, Operator may perform, on a contract basis for Purchaser, the Services as provided in ARTICLE 4 of this Agreement. At the election of Purchaser or if Purchaser is unable to assume the obligations of Operator as of the Effective Date, Operator agrees to provide transition services as provided below and to resign, subject to the provisions of Section 2.2, at the time that Purchaser has qualified as the operator of record with the Railroad Commission of Texas and desires to terminate the Services pursuant to Section 3.2.  Purchaser and, by its execution of the Addendum hereto (said Addendum to be executed by Henry Production LLC on and as of the Effective Date), Henry Production LLC agree to consent to the election of Purchaser as successor operator pursuant to the Operating Agreements at such time as Purchaser elects to become operator and has complied with Sections 2.2 and 2.3 hereof.

2.2 Conditions to Resignation by Operator. The following are conditions to Operator's resignation as operator of the Properties:
(i) Closing shall have occurred and Callon shall have purchased at least 61.0% (out of 8/8ths of 100%) of the working interests in each of the Bohannan Project and the Casselman Project;
(ii) Purchaser shall have provided written notice to Operator that Closing has occurred;

(iii) Purchaser shall assume liability for any expenses incurred, or to be incurred, in connection with operations after April 30, 2014 through the date of resignation, for which NAWAB Energy Partners, LP, NAWAB WI, LP or any other working interest owner, except an Affiliate of Operator, is liable, provided that, notwithstanding the retention of such liabilities by working interest owner Affiliates of Operator, Purchaser shall, upon becoming Operator of the Properties pay such expenses in accordance with the Operating Agreements and bill such expenses to the working interest owners (including Affiliates of Operator) in accordance with the Operating Agreements;

(iv) Purchaser shall assume and pay upon the effective date of resignation, all outstanding joint interest billings of all working interest owners in connection with operations after April 30, 2014, except Affiliates of Operator, in the Bohannan Project and Casselman Project to Operator;

(v) Purchaser shall assume all of the obligations of Operator under the Operating Agreements from and after the later of (i) the Effective Date or (ii) if Purchaser elects for Operator to perform the Services, at the time that Purchaser has qualified as the operator of record with the Railroad Commission of Texas and desires to terminate the Services;

(vi) Purchaser shall reimburse Operator for all costs, fees and expenses of Weaver & Tidwell, LLC in connection with services related to the Bohannan and Casselman audit; and

(vii) The requirements of Sections 2.3 and 2.4 shall be satisfied.

2.3 Qualification of Purchaser as Successor Operator.  Prior to the resignation of Operator, Purchaser shall have performed all actions necessary to qualify as the successor operator of the Properties upon the expiration of this Agreement, including, but not limited to:  (i) preparing and filing P-4 forms and (ii) posting all bonds or other sureties required by the Railroad Commission of Texas.

2.4 Contracts and Agreements.

(a) To the best knowledge of Operator, Annex 1 sets forth the all service contracts, consulting agreements, Operating Agreements and other agreements between Operator and third parties specifically applicable to the Properties pursuant to which services are provided in connection with the Properties (collectively, the "Material Contracts").  The Parties hereto understand and agree that Annex 1 does not include agreements between Operator and third parties pertaining to the general rendition of services by said third parties to Operator, to the extent such agreements are not specifically applicable to the Properties.  Operator has identified on Annex 1 those Material Contracts which are subject to consents to assign.  Within one (1) business day after Operator’s receipt of written notice from the Purchaser that Closing has occurred, Operator shall send notices to the holders of any consents required in order to assign those Material Contracts, with said notice requesting the recipient's consent to the assignment of the affected Material Contract(s).  Purchaser shall use commercially reasonable efforts to assist Operator with respect to obtaining any required consents. In the event any costs or expenses are required to obtain the consents, including fulfilling any requirements of third parties to obtain the necessary consents, and Purchaser elects to obtain such consents, then Purchaser shall pay such costs and expenses.  If Purchase elects not to obtain such consents, then Purchaser shall pay any costs and expenses in connection with the termination of the Material Contract for which such consent related.  At the end of the Term, Operator shall assign to Purchaser or its designated Affiliate all Material Contracts, save and except such Material Contracts for which assignment is prohibited due to a lack of a third‑party consent to such assignment (provided that Purchaser may (but shall not be obligated to) request that Operator assign to Purchaser such Material Contracts if such third-party consent requirement does not provide that the transfer of the affected Material Contract without satisfaction or waiver of the consent requirement would be void, or would otherwise impair the affected Material Contract or Operator’s or Purchaser’s title thereto, and provided further that Purchaser shall indemnify Operator for all costs, expenses, fees, liabilities and damages that may be incurred by Operator as a result of such assignment without consent).

(b) To the best knowledge of Operator, Annex 1 also lists all easements, permits, licenses, servitudes, rights-of-way, surface leases, surface fee interests, salt water disposal agreements, right of use and easement, and other rights between Operator and third parties (collectively, the "Surface Agreements") to use the surface appurtenant to, and used or held for use in connection with, the Properties, solely to the extent, however, (i) owned or held in the name of Operator and (ii) assignable or transferable without incurring a fee or cost (other than any fee or cost that Purchaser agrees to pay).  Operator has identified on Annex 1 those Surface Agreements which are subject to consents to assign.  Within one (1) business day after Operator’s receipt of written notice from Purchaser that Closing has occurred, Operator shall send notices to the holders of any consents required in order to assign those Surface Agreements, with said notice requesting the recipient's consent to the assignment of the affected Surface Agreement(s).  Purchaser shall use commercially reasonable efforts to assist Operator with respect to obtaining any required consents. In the event any costs or expenses are required to obtain the consents, including fulfilling any requirements of third parties to obtain the necessary consents, and Purchaser elects to obtain such consents, then Purchaser shall pay such costs and expenses.  If Purchase elects not to obtain such consents, then Purchaser shall pay any costs and expenses in connection with the termination of the Material Contract for which such consent related.  At the end of the Term, Operator shall assign to Purchaser or its designated Affiliate all Surface Agreements, save and except such Surface Agreements for which assignment is prohibited due to a lack of a third-party consent to such assignment (provided that Purchaser may (but shall not be obligated to) request that Operator assign to Purchaser such Surface Agreements if such third-party consent requirement does not provide that the transfer of the affected Surface Contract without satisfaction or waiver of the consent requirement would be void, or would otherwise impair the affected Surface Contract or Operator’s or Purchaser’s title thereto and provided further that Purchaser shall indemnify Operator for all costs, expenses, fees, liabilities and damages that may be incurred by Operator as a result of such assignment without consent).

2.5 Transfer of Operatorship. Upon resignation of Operator and appointment of Purchaser as successor operator under the Operating Agreements:

(a) Purchaser shall use commercially reasonable efforts to assist the Operator in obtaining from the Railroad Commission of Texas the release any bonds or other sureties pertaining to the Properties which were required to be posted by Operator; and

(b) Operator shall deliver to Purchaser, at Purchaser’s cost and expense, copies of all Records in Operator’s possession.
(c) Purchaser and Operator will execute such documents as are necessary to effectuate the provisions of Sections 2.2 and 2.4.

2.6 Conduct of Business.  From the date of this Agreement until the appointment of Purchaser as successor operator under the Operating Agreements, Operator shall continue to perform the duties of operator in accordance with the Operating Agreements in effect on the date of this Agreement.

ARTICLE 3 SERVICE FEE AND TERM.

If Purchaser elects to engage the transition services of Operator after the Effective Date, then:

3.1 Service Fee.  Operator shall charge Purchaser for the Services rendered pursuant to this Agreement in accordance with the accounting procedures (the "COPAS") made part of the Operating Agreements applicable its working interest in the Properties plus an additional 10% of all Property Costs incurred by Operator during the Term, such charges being referred to as the "Service Fee."

3.2 Term. Subject to the other provisions of this Agreement, the provisions of this Agreement applicable to the Services shall become effective on the Effective Date, and shall 5 continue in effect until November 30, 2014 or such earlier date designated by Purchaser upon at least thirty (30) days prior written notice to Operator, or as otherwise agreed in writing by Purchaser and Operator ("Term").   Provided that Closing occurs, Purchaser shall assume the Services at the end of the Term of this Agreement.

ARTICLE 4 SERVICES TO BE PROVIDED BY OPERATOR

4.1 General.  If elected by Purchaser, during the Term, Operator shall provide or cause to be provided to Purchaser the Services, provided that such Services shall be provided in substantially the same manner as those Services have been provided by Operator with respect to the Properties during the period immediately preceding the date hereof, where such Services have been provided prior to the date hereof.  Nothing herein shall require Operator to provide, maintain or prepare records, financial information, or other information which is not kept or reported by Operator in the ordinary course of business.  Nothing herein shall require Operator to install equipment or expand any systems or services at any location beyond the level provided by Operator as of the date hereof.  Purchaser acknowledges and agrees that Operator is not a professional provider of the type of services included in the Services and that the personnel providing such Services have other responsibilities and may not be dedicated full time to providing the Services.

4.2 Personnel.  Operator shall provide (i) sufficient numbers of its existing personnel, including, as necessary or appropriate, its current contractors or consultants ("Representatives") and (ii) its existing equipment and facilities to perform the Services in a timely manner.

4.3 Services. Operator shall provide the following specific services to Purchaser with respect to the Properties for the Term (collectively, the "Services"):
(a) Operator Services. Operator shall perform the duties of operator in accordance with the Operating Agreements in effect on the date of Closing.

(b) Lease, Contract and Land Administration.  Operator shall administer all leases and division orders, and maintain all land, lease and other records and provide associated services.  Operator shall use good faith efforts to make any required rental and shut-in payments and other lease payments and upon request, shall provide Purchaser with a lease payment schedule.

(c) Marketing. Operator shall provide marketing, gas control, and contract administration services necessary to sell the Hydrocarbons produced from the Properties;
(d) Accounting. Operator shall perform all revenue, joint interest accounting and production and regulatory reporting functions attributable to the Properties, including but not limited to:
(i) payment of invoices;
(ii) collection of accounts receivable;

(iii) computation and payment of severance and other taxes based on production;
(iv) joint interest billing;
(v) production and regulatory reporting;
(vi) authorization for expenditure ("AFE") reporting; and
(vii) monthly LOS reporting include volume, pricing, revenue and expense supporting detail.

With regard to the collection of accounts receivable referenced in Section 4.3(d)(ii), prior to the end of the Term, Operator shall provide Purchaser with monthly aged accounts receivable reports detailing any uncollected joint interest billings issued to third persons for operations conducted on the Properties subsequent to the effective date of the PSA.  During the Term, Operator shall use commercially reasonable efforts to collect all joint interest billings so billed.  At the end of the Term, Purchaser shall (a) reimburse Operator for the then-outstanding amount of joint interest billings attributable to operations on the Properties subsequent to the Effective Date, and (b) assume responsibility for the collection thereof.  After Purchaser reimburses Operator, Purchaser shall have the right to retain all amounts it collects and Operator shall promptly remit to Purchaser any joint interest billing amounts it receives.

Purchaser understands and agrees that the disbursement of proceeds of sale of production from the Properties is handled on behalf of the Operator by the purchasers of such production, and that Operator does not directly disburse such proceeds.  Purchaser further understands and agrees that Operator does not hold any proceeds of sale of production from the Properties in suspense, and that all suspense accounts are maintained by the purchasers of production from the Properties.

(e) Information Systems.  To the extent Operator's IT staff and systems in existence as of the Effective Date permit, Operator shall provide IT services to the extent they relate to (i) the transfer of data from Operator to Purchaser; and (ii) telecommunications services, desktop computer maintenance and IT help desk support that are necessary to operate the Properties during the Term, provided that (A) Operator may limit access to Operator's IT servers, networks, email and related systems to its Representatives and (B) nothing in this section shall require Operator to incur any additional cost or obtain any additional IT systems or personnel.

(f) Consultation.  During normal business hours, Purchaser shall be entitled to reasonably consult with Operator's Representatives providing the Services.  Operator shall make such Representatives reasonably available to Purchaser.

(g) Training.  To the extent that information systems, remote systems or other computer systems shall be transferred to Purchaser, Operator shall train Purchaser employees on the current use and application of such systems, such training to be completed as soon as practicable.  Such training shall not include training on Operator's mainframe computer system or any other computer system not transferred to Purchaser.

(h) Daily Production Reporting. Operator shall provide Purchaser with access to daily field and/or where available, electronic flow measurement equipment.

(i) Previously Approved Operations.  Annex 2 sets forth a list of operations which were approved prior to the Effective Date by the non-operated working interest owners owning interests in the Properties and which are currently in progress and/or which are scheduled to be performed.

ARTICLE 5 PERFORMANCE AND AUTHORITY
5.1 Indemnification and Release.

(a) Operator Standard of Care.  Operator shall provide the Services as a reasonable prudent operator, in a good and workmanlike manner, with due diligence and dispatch, in accordance with the sound and prudent practices of the oil and gas industry, provided that such standard shall be equivalent to the management and administrative practices that it would provide as the operator to a non-operator under the applicable Operating Agreement.  Operator shall perform all Services in accordance with any and all applicable federal, state and local, rules and regulations ("Applicable Law") applicable to the Properties in all material respects.  NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT TO THE CONTRARY, OPERATOR SHALL HAVE NO RESPONSIBILITY FOR AND SHALL INCUR NO LIABILITY TO PURCHASER OR ANY OTHER PERSON FOR, AND PURCHASER HEREBY RELEASES AND INDEMNIFIES OPERATOR FROM, ANY CLAIMS, DAMAGES, LIABILITIES, LOSSES, COSTS OR EXPENSES OF ANY NATURE SUFFERED OR INCURRED BY PURCHASER OR SUCH OTHER PERSON ARISING OUT OF OR IN CONNECTION WITH THE RENDERING BY OPERATOR OF THE SERVICES, INCLUDING BUT NOT LIMITED TO THE LOSS OF ANY OIL AND GAS LEASE AS A RESULT OF PURCHASER'S DETERMINATION OF DRILLING LOCATIONS DURING TERM OR THE FAILURE TO MAKE ANY RENTAL PAYMENT, SHUT-IN PAYMENT OR OTHER LEASE PAYMENT, UNLESS SUCH CLAIMS, DAMAGES, LIABILITIES, LOSSES, COSTS OR EXPENSES ARE THE RESULT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF OPERATOR; PROVIDED, HOWEVER, THAT PURCHASER MUST GIVE WRITTEN NOTICE OF ANY CLAIM OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT UNDER THIS SECTION 5.1(a)5.1(a) TO OPERATOR NO LATER THAN THE DATE THAT IS THE FIRST ANNIVERSARY OF THE DATE OF CLOSING, AFTER WHICH NO CLAIM MAY BE MADE AGAINST OPERATOR BY PURCHASER OR ANY OTHER PERSON UNDER THIS SECTION 5.1(a).

(b) Purchaser Indemnity Obligations and Release.  Purchaser, at its expense, shall defend, protect and indemnify and hold harmless Operator, its Affiliates, and their respective Representatives from and against any claims, damages, liabilities, losses, costs or expenses arising out of or in connection with the furnishing of Services hereunder by Operator or its Representatives, except to the extent attributable to Operator's gross negligence or willful misconduct in connection with the performance of Services hereunder.  The indemnity obligation of Purchaser under this Section 5.1(b) shall survive the expiration of this Agreement.

(c) Release.  Except for the remedies contained in this Section 5.1, upon Closing, Purchaser shall release, remise and forever discharge Operator, its Affiliates and their respective Representatives and all such Person's stockholders, MANAGERS, MEMBERS, OWNERS, officers, directors, employees, agents, advisors and representatives from any and all suits, legal or administrative proceedings, claims, demands, damages, losses, costs, liabilities, interest, or causes of action whatsoever, in law or in equity, known or unknown, which Purchaser or any of its Affiliates or their Representatives might now or subsequently may have, based on, relating to or arising out of this AGREEMENT or the performance of the Services hereunder, including to the extent related to the Services or this AGREEMENT any statutory and implied warranties, nuisance and other tort actions, rights to punitive damages, common law rights of contribution, any rights under insurance policies issued or underwritten by Operator or any Affiliate of Operator and any rights under agreements between the Companies or the Subsidiaries and Operator or any other Affiliate of the Companies, even if caused in whole or in part by the negligence (whether sole, joint or concurrent), strict liability or other legal fault of any released Person, or a pre-existing condition.

5.2 Independent Contractor Relationship.  With respect to its performance of the Services, Operator is an independent contractor, with the authority to control, oversee and direct the performance of the details of the Services, Purchaser being only interested in the results obtained, subject to Section 5.4.  Purchaser shall have the right (to the extent not in violation of the law or inconsistent with reasonable business practices), to direct Operator to conduct or not conduct certain Services (consistent with Operator's obligations contained herein) with respect to the Properties, but the means and manner of the same shall be in the exclusive control of Operator.

5.3 No Joint Venture or Partnership.  This Agreement is not intended to and shall not be construed as creating a joint venture, partnership, agency or other association within the meaning of the common law or under the laws of the state in which either Party is incorporated, organized or conducting business.  Except as provided in Section 5.1, neither Party shall be responsible for the obligations or actions of the other Party, each Party being severally responsible only for its obligations and actions arising hereunder.

5.4 Scope of Operator's Authority. Operator's authority to perform the Services is subject to the following:
(a) Operator shall not have authority to execute, amend, waive, release, extend, terminate or otherwise modify any of the contracts, leases or servitudes without Purchaser's prior written consent.
(b) Operator shall not have the authority to do any of the following on behalf of Purchaser:

(i) borrow or lend money;
(ii) create any lien or encumbrance;
(iii) participate in oil and gas futures or hedging activities;
(iv) purchase or sell any of the Properties;
(v) execute any indemnification, release or waiver; or
(vi) take any other action not in the ordinary course of business.

(c) During the Term, except as otherwise consented to by Purchaser in writing, or as otherwise prohibited by this Agreement, Operator shall perform the Services in a manner consistent with its past practice for the Company.  With respect to any request from Operator for Purchaser to consent to an exception to the restrictions in this Section 5.4(c), Purchaser shall respond as promptly as practicable, but in any event within three (3) business days, to such request.  If Purchaser does not respond to such request within such period of time, Purchaser shall be deemed to have consented to such request.  Without limiting the generality of the foregoing, in connection with the performance of the Services, Operator shall:

(i) operate, maintain and otherwise deal with the Properties in accordance with past practices and in accordance with applicable oil and gas Leases and other Contracts and applicable Laws and Approvals; and

(ii) Other than expenditures previously approved by the non-operated working interest owners owning interests in the Properties, Operator shall not incur any capital expenditures or a series of related capital expenditures of $100,000.00 or more; nor assume, endorse (other than endorsements of negotiable instruments in the ordinary course of business), guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the liabilities or obligations of any other Person; nor enter into any Contract with respect to any of the foregoing.

ARTICLE 6 RECORDS ACCESS

6.1 Interim Access.  From and after the date this Agreement is executed, Operator shall provide Purchaser reasonable access to the Records in the possession of Operator.  Such access is subject to the terms of that certain Confidentiality Agreement dated July 18, 2014 among Operator, Henry Production LLC and Callon Petroleum Company.

ARTICLE 7 OWNERSHIP/CONFIDENTIALITY

7.1 Ownership and Confidentiality of Books and Records.  All information, work product and data concerning the Properties generated by Operator in providing Services shall be the property of Purchaser and shall be delivered to Purchaser upon the expiration of this Agreement.  Operator shall keep in confidence all such information, work product and data and shall not disclose such information except for disclosures (i) to its Affiliates or the

Representatives of Operator or its Affiliates to the extent reasonably related to the Services, (ii) pursuant to a subpoena, order, interrogatories, questions, requests for information or documents or other legal requirement or demand issued by a court of competent jurisdiction or by a judicial or administrative or legislative body or committee or is otherwise required by law or made on the advice of counsel for any of the reasons described in this subsection, (iii) reasonably necessary in order to provide the Services in accordance with this Agreement, or (iv) as required to other Persons with an interest in the Properties.  Notwithstanding the foregoing, Operator's obligations under this Section 7.1 shall survive the Closing or the termination of this Agreement without a Closing until the one (1) year anniversary of the Closing, after which Operator shall have no obligations under this Section 7.1.

ARTICLE 8 FORCE MAJEURE

8.1 Force Majeure.  If by reason of force majeure either Party hereto is rendered unable, wholly or in part, to carry out its obligations under this Agreement, and if such Party gives notice and reasonably full particulars of such force majeure in writing or by telegraph to the other within a reasonable time after the occurrence of the cause relied on, the Party giving such notice, so far as and to the extent that it is affected by such force majeure, shall not be liable for failure of performance hereof during the continuance of any inability so caused; provided such cause shall be remedied with all reasonable dispatch.

8.2 Force Majeure Defined.  As used herein, force majeure shall mean acts of God, strikes, lockouts, or other industrial disturbances; acts of a public enemy, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, storms (including but not limited to hurricanes or hurricane warnings), floods, washouts; arrests and restraints of the government, either federal or state, civil or military, civil disturbances; shutdowns for purposes of necessary repairs, relocation, or construction of facilities; breakage or accident to machinery or lines of pipe; the necessity for testing accidents, breakdowns and any other causes, whether of the kind enumerated or otherwise, which are not reasonably in the control of the Party claiming suspension. It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the Party having the difficulty and that the above requirement that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of an opposing party when such course is inadvisable in the discretion of the Party having the difficulty.

8.3 Limitations.  Such force majeure affecting the performance hereunder by either Party, however, shall not relieve such Party of liability in the event of concurring negligence or in the event of failure to use due diligence to remedy the situation and to remove the cause in an adequate manner and with all reasonable dispatch, nor shall such causes or contingencies affecting such performance relieve Purchaser from its obligations to make payments as determined hereunder.

ARTICLE 9 MISCELLANEOUS
9.1 Termination of this Agreement. In the event that Closing does not occur by November 30, 2014 this Agreement shall be of no force and effect.

9.2 Assignment. No Party may assign this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

9.3 Notices.  All notices hereunder shall be in writing and communication or delivery hereunder shall be deemed to have been duly made (i) when personally delivered to the individual indicated below or (ii) if mailed, when received by the party charged with such notice and addressed as follows:

If to Operator:Henry Resources LLC
3525 Andrews Highway
Midland, Texas 79703
Attn: Land Department
Phone:  (432) 694-3000
Fax:  (432) 694-2999
E-mail: land@henryresources.com

If to Purchaser:Callon Petroleum Operating Company

1401 Enclave Parkway

Suite 600

Houston, TX 77077
Attn: Jerry Weant, VP Land

Phone: (281) 589-5264

E-mail: jweant@callon.com

Any Party may, by written notice so delivered to the other, change the address of the individual to which or to whom delivery shall thereafter be made.

9.4 Advancement of Funds.  In performance of the Services, Operator shall not be required to advance any of its own funds on behalf of Purchaser; however, to the extent Operator elects, in its sole discretion, to advance its own funds on behalf of Purchaser, Operator shall be entitled to reimbursement for same in accordance with the provisions of this Agreement.  Refusal of the Operator to advance funds on behalf of Purchaser shall not be considered "willful misconduct" for purposes of this Agreement.

9.5 GOVERNING LAW.  THIS AGREEMENT SHALL BE CONSTRUED AND GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CHOICE OF LAW PROVISIONS WHICH WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION. Venue for any dispute between the Parties related to this Agreement shall be exclusively in the District Court of Harris County, Texas

9.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.7 No Third Person Beneficiaries.  Except as expressly provided herein, nothing in this Agreement shall entitle any Person other than Operator or Purchaser, or their respective successors and assigns permitted hereby to make any claim, cause of action, remedy or right of any kind.

9.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
9.9 Modification. This Agreement, including this Section 9.9 and the Annexes hereto shall not be modified except by an instrument in writing signed by both of the Parties.

9.10 Entire Agreement.  The Agreement contains the entire agreement between the Parties with respect to the transactions contemplated hereby.  The Parties have jointly participated in the drafting and preparation of this Agreement and the language of this Agreement shall be construed as a whole according to its fair meaning and not strictly for or against either of the Parties hereto.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

HENRY RESOURCES LLC

By: /s/ Richard D. Campbell
Richard D. Campbell
President

CALLON PETROLEUM OPERATING COMPANY

By: /s/ Fred L. Callon
           Fred L. Callon

Chairman & CEO